Exhibit 99.1

Delta Apparel Reports Third Quarter Fiscal 2020 Results

Sales Sequentially Improved as Quarter Progressed

June Quarter EPS Loss of $2.58; Adjusted EPS Loss of $0.01

Generated $32.2 Million in Operating Cash Flows in June Quarter

GREENVILLE, S.C., July 30, 2020 -- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel products, today announced financial results for its third quarter and nine months ended June 27, 2020.

Robert W. Humphreys, the Company’s Chairman and Chief Executive Officer, commented, “We are thrilled with the momentum experienced across our business segments as the U.S. economy and our customers re-opened for business. With net sales in June tracking at nearly 90% of prior year levels and with further acceleration in July, we are very encouraged by the steep recovery in recent weeks that exceeded our internal expectations. Our DTG2Go business onboarded several new customers and received additional digital print volume from existing customers to deliver over 30% net sales growth for the quarter compared to prior year. In addition, our Catalog and Salt Life businesses returned to growth in June.”

The Company recorded $23.1 million of non-recurring expense associated with impacts from the COVID-19 pandemic during the June 2020 quarter.  These costs primarily related to the curtailment of manufacturing operations, incremental costs to right size production to new forecasted demand, and increased accounts receivable and inventory reserves related to the heightened risks in the market as the U.S. continues its recovery. These costs, of which approximately $11 million are non-cash charges, primarily impacted operating income in the Delta Group segment.

Mr. Humphreys continued, “As we previously communicated, sales and liquidity improved each month as the quarter progressed, enabling us to end the period in a much stronger position than originally anticipated. During the quarter, we generated over $32 million of operating cash flows and improved our liquidity to $46 million, which is a nearly 50% increase from the March levels.”

For the third quarter ended June 27, 2020:

●

Net sales were $71.8 million, or approximately 60% of prior year net sales of $119.3 million. Monthly sales performance sequentially accelerated throughout the third quarter from April sales at 33% of prior year levels to June sales at nearly 90% of prior year levels. Net sales in the Delta Group segment and Salt Life Group segment decreased 39.0% and 47.2%, respectively, from the prior year period.

●	Gross profit was $3.0 million, or 4.2% of net sales, compared to $24.8 million, or 20.8% of net sales, in the prior year third quarter. Adjusted gross margins in the current quarter were 21.6%, an 80 basis point improvement over the prior year and attributable to continued efficiencies and process improvements within the Delta Group segment’s integrated vertical manufacturing platform.

●

Selling, general and administrative ("SG&A") expenses declined 15.2% to $15.2 million compared to $17.9 million in the prior year third quarter. As a percentage of sales, SG&A was 21.2%, compared to 15.0% in the prior year third quarter.

●	The strong growth in the DTG2Go business drove an increase in the fair value of the contingent earnout liability, resulting in an additional $1.2 million expense within other income/loss.

●

Operating loss was $21.6 million compared to operating profit of $8.3 million in the prior year third quarter. Adjusted operating income in the current fiscal year quarter was $1.5 million compared to adjusted operating income of $7.0 million in the prior year.

●

The majority of the $23.1 million of COVID-19 related expenses in the current quarter were incurred by the Delta Group segment which reported a year over year decline in operating profit of $26.7 million. Salt Life Group segment operating profit fell $1.9 million compared to the prior year third quarter, which was adjusted for the discrete gain from the settlement of a commercial litigation matter.

●

Net loss for the quarter was $17.8 million, or $2.58 per share, compared to net income of $4.9 million, or $0.70 per diluted share, in the prior year period. Adjusted net loss per diluted share for the third quarter fiscal 2020 was $0.01 compared to $0.60 of adjusted net income per diluted share in the prior year.

Total inventory at June declined over 11% to $158.0 million compared with $177.8 million a year ago primarily driven by the curtailment of manufacturing operations and higher than anticipated third quarter sales. Total net debt, including capital lease financing and cash on hand, as of June 2020 was $127.5 million, down $7.0 million from September 2019 and down $21.5 million from a year ago. As previously announced, on April 27, 2020, the Company secured a bridge amendment to its U.S. revolving credit facility with its lenders. The amendment provides additional flexibility to tap into the availability provided under the Company’s asset-based lending arrangement.

Mr. Humphreys concluded, “I am very proud of our teams and the resiliency Delta Apparel has shown over the past months. With all of our manufacturing plants having resumed production and brick and mortar stores returning to more normalized operating hours, we continue to see positive trends that should allow us to return to profitability in the fourth quarter.”

Conference Call

The Company will hold a conference call with senior management to discuss its financial results today at 4:30 PM ET. The Company invites you to join the call by dialing 800-430-8332.  If calling from outside the United States, please dial 323-289-6581.  A live webcast of the conference call will be available at www.deltaapparelinc.com.  Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through August 30, 2020.  To access the telephone replay, participants should dial toll-free 844-512-2921.  International callers can dial 412-317-6671.  The access code for the replay is 1181871.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, COAST®, Soffe®, and Delta. The Company is a market leader in the direct-to-garment digital print and fulfillment industry, bringing DTG2Go technology and innovation to the supply chain of its customers. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business e-commerce sites. The Company’s products are also made available direct-to-consumer on its websites at www.saltlife.com, www.coastapparel.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 8,700 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Non-GAAP Financial Measures

We provide all information required in accordance with U.S. GAAP, but we believe that evaluating our ongoing operating results may be difficult if limited to reviewing only U.S. GAAP financial measures. In an effort to provide investors with additional information regarding our results, we also provide non-GAAP information that management believes is useful to investors. We discuss gross margin, SG&A expenses, operating income, net income and earnings per diluted share performance measures that are, for comparison purposes, adjusted to eliminate items or results stemming from discrete events. We do this because management uses these measures in evaluating our underlying performance on a consistent basis across periods. We also believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of our ongoing performance. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties. Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the volatility and uncertainty of cotton and other raw material prices and availability; the general U.S. and international economic conditions; the COVID-19 pandemic impact on our operations, financial condition, liquidity, and capital investments; competitive conditions in the apparel industry; restrictions on our ability to borrow capital or service our indebtedness; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; changing consumer preferences or trends; our ability to successfully open and operate new retail stores; changes in economic, political or social stability at our offshore locations; significant interruptions within our manufacturing or distribution facilities or other operations; our ability to attract and retain key management; significant changes in our effective tax rate; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; the volatility and uncertainty of energy, fuel and other costs; material disruptions in our information systems; compromises of our data security; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; the impairment of intangible assets; changes in international trade regulations; our ability to comply with trade regulations; changes in employment laws or regulations or our relationship with employees; foreign currency exchange rate fluctuations; negative publicity resulting from violations of manufacturing standards or labor laws or unethical business practices by our suppliers and independent contractors; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as updated in our subsequently filed Quarterly Reports on Form 10-Q. Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Company Contact:

Deborah Merrill, 864-232-5200 x6620

investor.relations@deltaapparel.com

Investor Relations and Media Contact:
ICR, Inc.

Investors:

Tom Filandro, 646-277-1235

Media:

Jessica Liddell, 203-682-8208

DLAPR@icrinc.com

SELECTED FINANCIAL DATA:

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	Jun 27, 2020	Jun 29, 2019	Jun 27, 2020	Jun 29, 2019

Net Sales	$71,801	$119,260	$264,351	$323,773
Cost of Goods Sold	68,819	94,470	220,893	261,505
Gross Profit	2,982	24,790	43,458	62,268

Selling, General and Administrative Expenses	15,206	17,931	51,130	51,771
Other (Income) Loss, Net	9,364	(1,477)	7,724	(574)
Operating Income	(21,588)	8,336	(15,396)	11,071

Interest Expense, Net	1,710	1,989	5,320	5,739

Earnings (Loss) Before Provision For (Benefit From) Income Taxes	(23,298)	6,347	(20,716)	5,332

Provision For (Benefit From) Income Taxes	(5,454)	1,510	(4,884)	896

Consolidated Net Earnings (Loss)	(17,844)	4,837	(15,832)	4,436

Net Loss Attributable to Non-Controlling Interest	63	89	286	283

Net Earnings (Loss) Attributable to Shareholders	$(17,781)	$4,926	$(15,546)	$4,719

Weighted Average Shares Outstanding
Basic	6,890	6,928	6,932	6,931
Diluted	6,890	7,080	6,932	7,065

Net Earnings (Loss) per Common Share
Basic	$(2.58)	$0.71	$(2.24)	$0.68
Diluted	$(2.58)	$0.70	$(2.24)	$0.67

	Jun 27, 2020	Sep 28, 2019	Jun 29, 2019
	(Unaudited)	(Audited)	(Unaudited)

Current Assets
Cash	$14,520	$605	$371
Receivables, Net	51,867	60,887	68,763
Inventories, Net	158,015	179,107	177,779
Prepaids and Other Assets	3,785	2,999	3,384
Total Current Assets	228,187	243,598	250,297

Noncurrent Assets
Property, Plant & Equipment, Net	61,273	61,404	58,422
Goodwill and Other Intangibles, Net	58,238	59,504	59,957
Deferred Income Taxes	7,143	1,514	1,053
Operating Lease Assets	42,920	-	-
Investment in Joint Venture	10,273	10,388	10,038
Other Noncurrent Assets	2,398	1,580	1,658
Total Noncurrent Assets	182,245	134,390	131,128

Total Assets	$410,432	$377,988	$381,425

Current Liabilities
Accounts Payable and Accrued Expenses	$73,931	$73,111	$65,662
Current Portion of Contingent Consideration	2,685	2,790	2,790
Current Portion of Finance Leases	7,099	6,434	6,084
Current Portion of Operating Leases	8,720	-	-
Current Portion of Long-Term Debt	8,046	6,540	7,040
Total Current Liabilities	100,481	88,875	81,576

Noncurrent Liabilities
Long-Term Taxes Payable	3,585	3,977	3,492
Long-Term Contingent Consideration	4,096	6,304	6,604
Long-Term Finance Leases	12,934	12,836	13,012
Long-Term Operating Leases	35,152	-	-
Long-Term Debt	113,939	109,296	123,236
Deferred Income Taxes	1,356	1,519	2,036
Other Noncurrent Liabilities	2,379	1,293	1,184
Total Noncurrent Liabilities	173,441	135,225	149,564

Common Stock	96	96	96
Additional Paid-In Capital	60,154	59,855	59,602
Equity Attributable to Non-Controlling Interest	(567)	(281)	(190)
Retained Earnings	121,390	136,937	133,414
Accumulated Other Comprehensive (Loss) Income	(1,430)	(969)	(887)
Treasury Stock	(43,133)	(41,750)	(41,750)
Total Equity	136,510	153,888	150,285

Total Liabilities and Equity	$410,432	$377,988	$381,425

SELECTED FINANCIAL DATA:

(In thousands, except per share amounts)	For the Three Months Ended June 27, 2020			For the Three Months Ended June 29, 2019
	GAAP Measure		Non-GAAP Measure	GAAP Measure		Non-GAAP Measure
	Reported	COVID-related expenses (1)	Adjusted *	Reported	Ligitation Settlements (2)	Adjusted *

Net Sales	$71,801	$500	$72,301	$119,260	$-	$119,260
Cost of Goods Sold	68,819	(12,100)	56,719	94,470	-	94,470
Gross Profit	2,982	12,600	15,582	24,790	-	24,790
Gross Margins	4.2%	17.5%	21.6%	20.8%		20.8%

Selling, General and Administrative Expenses	15,206	(2,400)	12,806	17,931	-	17,931
Other (Income) Loss, Net	9,364	(8,100)	1,264	(1,477)	1,306	(171)
Operating Income	(21,588)	23,100	1,512	8,336	(1,306)	7,030
Operating Income Margins	(30.1% )	32.2%	2.1%	7.0%	(1.1% )	5.9%

Interest Expense, Net	1,710	-	$1,710	1,989	-	1,989

Earnings (Loss) Before Provision For (Benefit From) Income Taxes	(23,298)	23,100	(198)	6,347	(1,306)	5,041

Provision For (Benefit From) Income Taxes	(5,454)	5,378	$(76)	1,510	(653)	857

Consolidated Net Earnings (Loss)	(17,844)	17,722	(122)	4,837	(653)	4,184

Net Loss Attributable to Non-Controlling Interest	63	-	$63	89	-	89

Net Earnings (Loss) Attributable to Shareholders	$(17,781)	$17,722	$(59)	$4,926	$(653)	$4,273

Diluted Net Earnings (Loss) per Common Share **	$(2.58)	$2.57	$(0.01)	$0.70	$(0.10)	$0.60

*  Adjusted results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.

**  Adjustments and adjusted earnings per share are calculated based on diluted weighted average shares of 6,890 thousand shares for the three months ended June 27, 2020 and 7,080 thousand shares for the three months ended June 29, 2019

(1) Approximately $23.1 million of expenses associated with the impacts from the COVID-19 pandemic and primarily related to the curtailment of manufacturing operations ($9.8 million), incremental costs to right size production to new forecasted demand ($2.6 million), increased accounts receivable and inventory reserves related to the heightened risks in the market as the U.S. continues its recovery ($6.6 million), and other expenses ($4.1 million).

(2) Approximately $1.3 million in other income as the result of a favorable litigation settlement in the Salt Life Group segment in the third quarter fiscal year 2019.

SELECTED FINANCIAL DATA:	Delta Group segment			Salt Life Group segment
(In thousands, except per share amounts)	For the Three Months Ended June 27, 2020			For the Three Months Ended June 27, 2020
	GAAP Measure		Non-GAAP Measure	GAAP Measure		Non-GAAP Measure
	Reported	COVID-related expenses (1)	Adjusted *	Reported	COVID-related expenses (1)	Adjusted *

Net Sales	$65,543	$500	$66,043	$6,258	$-	$6,258

Gross Profit	432	12,600	13,032	2,552	-	2,552
Gross Margins	0.7%	19.2%	19.7%	40.8%		40.8%

Operating Income	(17,468)	23,100	5,632	(628)	-	(628)
Operating Income Margins	(26.7% )	35.2%	8.5%	(10.0% )		(10.0% )

	For the Three Months Ended June 29, 2019			For the Three Months Ended June 29, 2019
	GAAP Measure		Non-GAAP Measure	GAAP Measure			Non-GAAP Measure
	Reported	Ligitation Settlements (2)	Adjusted *	Reported	Ligitation Settlements (2)		Adjusted *

Net Sales	$107,409	$-	$107,409	$11,851	$-		$11,851

Gross Profit	19,181	-	19,181	5,611	-		5,611
Gross Margins	17.9%		17.9%	47.3%			47.3%

Operating Income	9,247	-	9,247	2,597	(1,306)		1,291
Operating Income Margins	8.6%		8.6%	21.9%	(11.0%	)	10.9%

*  Adjusted results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.

(1) Approximately $23.1 million of expenses associated with the impacts from the COVID-19 pandemic and primarily related to the curtailment of manufacturing operations ($9.8 million), incremental costs to right size production to new forecasted demand ($2.6 million), increased accounts receivable and inventory reserves related to the heightened risks in the market as the U.S. continues its recovery ($6.6 million), and other expenses ($4.1 million).

(2) Approximately $1.3 million in other income as the result of a favorable litigation settlement in the Salt Life Group segment in the third quarter fiscal year 2019.

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)	For the Nine Months Ended June 27, 2020			For the Nine Months Ended June 29, 2019
	GAAP Measure		Non-GAAP Measure	GAAP Measure		Non-GAAP Measure
	Reported	COVID-related expenses (1)	Adjusted *	Reported	Ligitation Settlements (2)	Adjusted *

Net Sales	$264,351	$500	$264,851	$323,773	$-	$323,773
Cost of Goods Sold	220,893	(14,000)	206,893	261,505	-	261,505
Gross Profit	43,458	14,500	57,958	62,268	-	62,268
Gross Margins	16.4%	5.5%	21.9%	19.2%		19.2%

Selling, General and Administrative Expenses	51,130	(2,400)	48,730	51,771	-	51,771
Other (Income) Loss, Net	7,724	(8,100)	(376)	(574)	(1,158)	(1,732)
Operating Income	(15,396)	25,000	9,604	11,071	1,158	12,229
Operating Income Margins	(5.8% )	9.5%	3.6%	3.4%	0.4%	3.8%

Interest Expense, Net	5,320	-	5,320	5,739	-	5,739

Earnings (Loss) Before Provision For (Benefit From) Income Taxes	(20,716)	25,000	4,284	5,332	1,158	6,490

Provision For (Benefit From) Income Taxes	(4,884)	5,820	936	896	294	1,190

Consolidated Net Earnings (Loss)	(15,832)	19,180	3,348	4,436	864	5,300

Net Loss Attributable to Non-Controlling Interest	286	-	286	283	-	283

Net Earnings (Loss) Attributable to Shareholders	$(15,546)	$19,180	$3,634	$4,719	$864	$5,583

Diluted Net Earnings (Loss) per Common Share **	$(2.24)	$2.77	$0.52	$0.67	$0.12	$0.79

*  Adjusted results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.

**  Adjustments and adjusted earnings per share are calculated based on diluted weighted average shares of 6,932 thousand shares for the nine months ended June 27, 2020 and 7,065 thousand shares for the nine months ended June 29, 2019.

(1) Approximately $25.0 million of expenses associated with the impacts from the COVID-19 pandemic and primarily related to the curtailment of manufacturing operations ($11.7 million), incremental costs to right size production to new forecasted demand ($2.6 million), increased accounts receivable and inventory reserves related to the heightened risks in the market as the U.S. continues its recovery ($6.6 million), and other expenses ($4.1 million).

(2) Approximately $2.5 million of unfavorable litigation settlement due to the bankruptcy of a customer in the Delta Group segment in the first quarter fiscal year 2019, partially offset by approximately $1.3 million in other income as the result of a favorable litigation settlement in the Salt Life Group segment in the third quarter fiscal year 2019

SELECTED FINANCIAL DATA:	Delta Group segment			Salt Life Group segment
(In thousands, except per share amounts)	For the Nine Months Ended June 27, 2020			For the Nine Months Ended June 27, 2020
	GAAP Measure		Non-GAAP Measure	GAAP Measure		Non-GAAP Measure
	Reported	COVID-related expenses (1)	Adjusted *	Reported	COVID-related expenses (1)	Adjusted *

Net Sales	$238,685	$500	$239,185	$25,666	$-	$25,666

Gross Profit	31,948	14,500	46,448	11,517	-	11,517
Gross Margins	13.4%	6.1%	19.4%	44.9%		44.9%

Operating (loss) Income	(5,133)	25,000	19,867	175	-	175
Operating Income Margins	(2.2% )	10.5%	8.3%	0.7%		0.7%

	Delta Group segment			Salt Life Group segment
	For the Nine Months Ended June 29, 2019			For the Nine Months Ended June 29, 2019
	GAAP Measure		Non-GAAP Measure	GAAP Measure			Non-GAAP Measure
	Reported	Ligitation Settlements (2)	Adjusted *	Reported	Ligitation Settlements (2)		Adjusted *

Net Sales	$291,325	$-	$291,325	$32,448	$-		$32,448

Gross Profit	46,696	-	46,696	15,579	-		15,579
Gross Margins	16.0%		16.0%	48.0%			48.0%

Operating Income	15,392	2,464	17,856	5,609	(1,306)		4,303
Operating Income Margins	5.3%	0.8%	6.1%	17.3%	(4.0%	)	13.3%

*  Adjusted results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.

(1) Approximately $25.0 million of expenses associated with the impacts from the COVID-19 pandemic and primarily related to the curtailment of manufacturing operations ($11.7 million), incremental costs to right size production to new forecasted demand ($2.6 million), increased accounts receivable and inventory reserves related to the heightened risks in the market as the U.S. continues its recovery ($6.6 million), and other expenses ($4.1 million).

(2) Approximately $2.5 million of unfavorable litigation settlement due to the bankruptcy of a customer in the Delta Group segment in the first quarter fiscal year 2019, partially offset by approximately $1.3 million in other income as the result of a favorable litigation settlement in the Salt Life Group segment in the third quarter fiscal year 2019